Exhibit 10.13

SALT BLOCKCHAIN INC.
2019 EQUITY INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AGREEMENT

Any capitalized terms used but not defined in this Stock Option Agreement (the “Option Agreement”) shall have the same defined meanings ascribed to such terms in the Salt Blockchain Inc. 2019 Equity Incentive Plan (the “Plan”).

I.	NOTICE OF STOCK OPTION GRANT

Name: ________________________________

Address: ________________________________

The undersigned participant (the “Participant”) has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Number of Shares Granted:

Total Exercise Price:	$

Term/Expiration Date:

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule, subject to Participant’s continuous status as a Service Provider through each such date.

Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one thirty-sixth (1/36th) of the remaining non-vested Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month) with one hundred percent (100%) of the Shares subject to the Option vesting on the four (4) year anniversary of the Vesting Commencement Date.

To the extent this Option is, in connection with a Change in Control, to be assumed in accordance with Section 11(b)(i) of the Plan, then this Option (as adjusted in accordance with Section 11(b)(vi) of the Plan) shall continue to vest and become exercisable following the Change in Control in accordance with the provisions of the Vesting Schedule above subject to Participant’s continuous status as a Service Provider through each vesting date. However, upon Participant’s Involuntary Termination within twelve (12) months following such Change in Control, the unvested portion of the Option shall vest and become exercisable in full.

Termination Period:

This Option shall be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant ceases to be a Service Provider, or as a result of termination for Cause, in which case this Option shall terminate upon the termination date of such continuous status as a Service Provider, and Participant shall be prohibited from exercising this Option from and after the time of such termination of continuous status as Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in the Plan.

II.	AGREEMENT

1.    Grant of Option. The Administrator hereby grants to the Participant, a nonstatutory option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant in Part I of this Option Agreement (the “Notice of Stock Option Grant”), at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

2.    Exercise of Option.

(a)    Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b)    Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached hereto as Exhibit A, with such modifications as the Administrator may require from time to time (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

3.    Participant’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B and any voting agreement, rights of first refusal or other stock restriction agreement as a condition to exercise.

4.    Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day (or other) period. Participant agrees that any transferee of the Option or Shares acquired pursuant to the Option shall be bound by this Section 4.

5.    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)    cash;

(b)    check;

(c)    if approved by the Board in its sole discretion at the time of exercise, by a net exercise;

(d)    consideration received by the Company under a cashless exercise program adopted by the Company in connection with the Plan; or

(e)    should the Common Stock be registered under the Securities Act at the time this Option is exercised, surrender of other Shares which must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

6.    Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Law.

7.    Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

8.    Company’s Right of First Refusal. Before Participant or any transferee (a “Holder”, and together with Participant, an “Offerer”) may sell, assign, transfer, convey, encumber, pledge, hypothecate, grant a security interest in, or otherwise dispose of in any way, whether voluntarily or involuntarily, including by operation of law (“Transfer”) any Shares, such Shares (the “Offered Shares”) must first be offered to the Company for purchase in accordance with this Section 8 (the “Right of First Refusal”).

(a)    Notice of Proposed Transfer. The Offeror shall deliver to the Company a written notice stating: (i) the Offeror’s bona fide intention to Transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be Transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Offeror proposes to Transfer the Shares; and (v) that by delivering the notice, the Offeror offers all such Shares to the Company pursuant to this Section 8 and on the same terms described in the notice.

(b)    Exercise of Right of First Refusal. At any time within 30 days after receipt of the Offeror’s notice, the Company may, by giving written notice to the Offeror, elect to purchase all or any portion of the Shares proposed to be Transferred to any one or more of the proposed transferees, at the purchase price as determined below.

(c)    Purchase Price. The purchase price for the Shares purchased by the Company under this Section 8 shall be the price listed in the Offeror’s notice. If the price listed in the Offeror’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in its sole discretion.

(d)    Payment. Payment of the purchase price shall be made, at the option of the Company: (i) in cash, by check or wire transfer, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Offeror to the Company, or (iii) by any combination thereof. Closing of the purchase shall occur within 30 days after delivery by the Company of its election to exercise its Right of First Refusal.

(e)    Offeror’s Right to Transfer. Subject to the restrictions set forth in Section 6, if all of the Shares proposed in the notice to be Transferred to a given proposed transferee are not purchased by the Company as provided in this Section 8, then the Offeror may Transfer such Shares to that proposed transferee; provided, that: (i) the Transfer is made only on the terms provided for in the notice; (ii) such Transfer is consummated within 90 days after the date the Transfer notice was originally delivered to the Company; (iii) the Transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Offeror shall deliver an opinion of counsel acceptable to the Company to that effect; and (iv) the proposed Transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of Sections 4, 8 and 9, and any stockholder or other stock restriction agreement applicable to such Shares. If any Shares described in a notice are not Transferred to the proposed transferee within the period provided above, then before any such Shares may be Transferred, a new notice shall be given to the Company, and the Company shall again be offered the Right of First Refusal described in this Section 8.

(f)    Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained elsewhere in this Section 8, (i) the gratuitous Transfer of any or all of the Shares to one or more of the Participant’s Family Members, or a trust established for the Participant or one or more such Family Members, provided the Participant obtains the Company’s prior written consent to such transfers (the “Family Transfers”) or (ii) a Transfer pursuant to the Participant’s will or the laws of inheritance following the Participant’s death, shall be exempt from the provisions of this Section 8. For purposes of this Agreement, “Family Member” means any of the following members of the Participant’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(g)    Assignment of Right of First Refusal. The Company, in its sole discretion, may assign all or part of the Right of First Refusal to one or more employees, officers, directors or stockholders of the Company or other persons or organizations.

(h)    Termination of Right of First Refusal. The Right of First Refusal contained in this Section shall terminate as to all Shares hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, or (ii) the closing date of a Change in Control in which the equity securities of the acquirer or successor entity received in exchange for such Shares are publicly traded.

(i)    Other Agreements. If Participant is a party to any right of first refusal and co-sale agreement with the Company or any other stockholders of the Company, or any similar agreement containing rights of first refusal in favor of the Company or the other stockholders of the Company, the rights contained in this Agreement shall be subordinate to the rights contained in such other agreement and in the event of any conflict, the rights in such other agreement shall control.

9.    Sales to Competitors. Notwithstanding the foregoing and until the Company Right of First Refusal has terminated under Section 8, without the Company’s express written consent, at no time will any Holder transfer by way of sale, gift, pledge, option or otherwise any Shares to any person or entity that is directly or indirectly engaging in the provision or sale of products or services of the type provided or sold by the Company (whether prior to or at the time of such transfer or contemplated at such time by the Company’s written business plan or similar documents) or otherwise engaging in any business activity competitive with the Company’s business. The foregoing prohibition shall apply to transfers to competitors or any officers, directors or employees thereof, or any affiliate (as defined under applicable securities laws) of any such competitor or related officer, director or employee thereof. The Board shall have the sole and exclusive discretion to make determinations under this paragraph as to whether any proposed transferee would be deemed competitive and prohibited under the provisions of this section and the Board’s determination shall be final and binding.

10.    Code 409A Waiver and Release.

(a)    Participant hereby agrees and acknowledges that the Board has taken reasonable steps to value the Common Stock and to set the Exercise Price at the fair market value per share of Common Stock on the Date of Grant so that this Option will not be treated as an item of deferred compensation subject to Code Section 409A. However, because the Common Stock is not readily tradable on an established securities market, there can be no assurance that the Exercise Price is at least equal to the fair market value per share of Common Stock on the Date of Grant. Were the Internal Revenue Service to conclude that the Exercise Price is in fact less than such fair market value and that this Option is accordingly subject to Code Section 409A, then Participant would be subject to the following adverse tax consequences:

(i)    As this Option vests in accordance with the Vesting Schedule, Participant would immediately recognize taxable income for federal income tax purposes equal to the amount by which the fair market value of the shares which vest at that time exceeds the Exercise Price payable for those shares. The Company would also have to collect from Participant the federal income and employment taxes which must be withheld on that income. Taxation would occur in this manner even though the option remains unexercised.

(ii)    Participant may also be subject to additional income taxation and withholding taxes on any subsequent increases to the fair market value of the shares purchasable under the vested portion of this Option until this Option is exercised or cancelled as to those shares.

(iii)    In addition to normal income taxes payable as this Option vests, Participant would also be subject to an additional tax penalty equal to 20% of the amount of income Participant recognizes under Code Section 409A when this Option vests and may also be subject to such penalty as the underlying shares subsequently increase in fair market value over the period this Option continues to remain outstanding.

(iv)    There will also be interest penalties if the resulting taxes are not paid on a timely basis.

(b)    Participant hereby further agrees and acknowledges that Participant may incur the same or similar tax consequences, including (without limitation) a second penalty tax, under state income tax laws.

(c)    Participant hereby agrees to bear the entire risk of such adverse federal and state tax consequences in the event this Option is deemed to be subject to Code Section 409A and hereby knowingly and voluntarily, in consideration for the grant of this Option, waives and releases any and all claims or causes of action that Participant might otherwise have against the Company and/or its Board, officers, employees or stockholders arising from or relating to the tax treatment of this Option under Code Section 409A and the corresponding provisions of any applicable state income tax laws and shall not seek any indemnification or other recovery of damages against the Company and/or its Board, officers, employees or stockholders with respect to any adverse federal and state tax consequences or other related costs and expenses Participant may in fact incur under Code Section 409A (or the corresponding provisions of state income tax laws) as a result of this Option.

11.    Restrictive Legends and Stop-Transfer Orders.

(a)    Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S), AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE STOCK OPTION AGREEMENT WITH THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b)    Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Option Agreement and any stockholder or other stock restriction agreement applicable to such Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

12.    No Guarantee of Continued Service. Participant acknowledges and agrees that the vesting of Shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (or the Parent or Subsidiary employing or retaining Participant) and not through the act of being hired, being granted this Option or acquiring Shares hereunder. Participant further acknowledges and agrees that this Option Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere in any way with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant’s relationship as a Service Provider at any time, with or without Cause.

13.    Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Colorado.

14.    Integration. This Agreement, subject to the terms and conditions of the Plan and the Notice of Stock Option Grant, represents the entire agreement between the parties with respect to the Option and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including any representations made during any interviews, relocation discussions or negotiations whether written or oral. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

15.    Notices. All notices required or permitted in connection with this Agreement shall be in writing and shall be deemed delivered and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile to the specified address or number, if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail to the specified address, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier directed to the specified address for next day delivery, with written notification of receipt. All communications shall be sent to the address of Participant set forth on the applicable signature page hereto and, if to the Company, at the Company’s principal place of business, or at such other address or electronic mail address as any party hereto may designate by 10 days advance written notice pursuant to the terms of this Section 15 to the other party hereto.

16.    Successors. This Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

17.    Assignment. The Company may assign this Agreement or any of its rights under this Agreement to single or multiple assignees. This Option shall be neither transferable nor assignable by Participant other than by will or the laws of inheritance following Participant’s death and may be exercised, during Participant’s lifetime, only by Participant.

18.    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

19.    Further Documents. Upon request of the Company, Participant shall to execute any further documents or instruments which the Company deems necessary or reasonably desirable to carry out the purposes or intent of this Agreement.

20.    Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

21.    Specific Performance. Any breach of this Agreement or the terms hereof shall result in irreparable damage to the Company and Participant which would be difficult or impossible to measure. Accordingly, the parties hereto agree and acknowledge that this Agreement shall be specifically enforceable and either party hereto may petition a court for injunctive relief as permitted by the applicable rules. If either party hereto institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought waives the claim or defense therein that such person has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

22.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver by email or other electronic means any documents related to Participant’s current or future participation in the Plan, this Option, the Shares, any other securities of the Company or any other Company-related documents, including notices to stockholders required by applicable law, the Company’s Certificate of Incorporation and/or Bylaws. Participant hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Company may deliver the above-described documents to Participant by sending a communication to Participant’s email address set forth under Participant’s signature below or, if no email address is set forth below, to the last email address for Participant the Company has on file.

23.    Representation. Participant acknowledges that he or she has had the opportunity to review this Option Agreement, including all attachments hereto, and the transactions contemplated by this Option Agreement with his or her own legal counsel, tax advisors and other advisors. Participant is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Option Agreement.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Participant further agrees to notify the Company upon any change in the residence address indicated below.

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IN WITNESS WHEREOF, the parties have executed this 2019 Equity Incentive Plan Stock Option Agreement effective _________ [__], 20__.

PARTICIPANT	SALT BLOCKCHAIN INC.

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